PEAK RESOURCES INCORPORATED

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT dated for reference August 15, 2008 is between Peak Resources Incorporated, a Nevada corporation (“Peak”) with an office at 640 – 8016th Avenue, Calgary, Alberta T2P 3W2, BC., and Pierre Zakarauskas of #7 - 2536 West 2nd Avenue, Vancouver, B.C. V6K 1J8.

WHEREAS Mr. Zakarauskas has recognized experience and contacts of benefit to Peak, AND WHEREAS Mr. Zakarauskas agreed to be engaged to provide services as Executive Director – Technology and Product Development to Peak, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, and the following mutual promises, the parties agree that:

1.
Services. Mr. Zakarauskas brings his operational and business development expertise to Peak in connection with its desired business and Mr. Zakarauskas agrees to provide such services for the term of this agreement.

2.
Compensation.  Peak will pay Mr. Zakarauskas US$2,500 dollars per month for the term of this agreement. Salary reviews will be conducted bi-annually or on an as needed basis.  Should Peak adopt a stock option plan Mr. Zakarauskas will be ensured enrolment in such plan commensurate with his position and service to Peak.

3.
Expenses.  Peak will reimburse Mr. Zakarauskas for any reasonable out-of-pocket expenses that he incurs in fulfilling the terms of this agreement, including reimbursement for office expenses (rent, cell phone, internet charges).

4.	Term. The term of this agreement will be 24 months and this agreement will be deemed effective on August 15, 2008 and will expire on August 14, 2010.

5.	Severance. Should Peak sever Mr. Zakarauskas from his executive position without cause, Mr. Zakarauskas will be entitled to 3 months’ severance and any expenses owed at the time of severance.

6.	Confidentiality.

a.
Mr. Zakarauskas will hold in the strictest confidence any information about Peak or any other affiliated entity that he acquires in the performance of his duties under this agreement or otherwise, unless Peak or an affiliate has publicly disclosed the information or authorized Mr. Zakarauskas to disclose it in writing, and will use his best efforts and precautions to prevent the unauthorized disclosure of confidential information.  This confidentiality provision survives the termination of this agreement and Mr. Zakarauskas’ position as Executive Director – Technology and Product Development.  Mr. Zakarauskas acknowledges the importance and value of confidential information, that the unauthorized disclosure of any confidential information could cause irreparable harm to Peak or its affiliates, and that monetary damages are an inadequate compensation for Mr. Zakarauskas’ breach of this agreement.

b.
 Accordingly, Peak and its affiliates may, in addition to and not in limitation of any other rights, remedies or damages available to it in law or equity, obtain a temporary restraining order, a preliminary injunction or a permanent injunction in order to prevent Mr. Zakarauskas from breaching or threatening to breach this agreement.

7.
Representations and warranties. Mr. Zakarauskas represents and warrants that he has the management skills and experience required to fulfil the duties of Executive Director - Technology and Product Development of Peak and to advise Peak on its business activities.

Management Agreement	2 / 2

8.
Termination. Either party may terminate this agreement any time for any reason by delivering a written notice of termination to the other party 60 days before the termination date.   Peak will only be liable to pay Mr. Zakarauskas for the 60 days unless terminated without cause.

9.
No waiver. No failure or delay of Peak in exercising any right under this agreement operates as a waiver of the right.  Peak’s rights under this agreement are cumulative and do not preclude Peak from relying on or enforcing any other legal or equitable right or remedy.

10.	Time. Time is of the essence.

11.	Jurisdiction. This agreement is governed by the laws of the State of Nevada.

12.
Severability.  If any part of this agreement that is held to be void or otherwise unenforceable by a court or proper legal authority, then that part is deemed to be amended or deleted from this agreement, and the remainder of this agreement is valid or otherwise enforceable.

13.
Notice. Any notice required by or in connection with this agreement be in writing and must be delivered to the parties by hand or transmitted by fax to the address and fax number given for the parties in the recitals.  Notice is deemed to have been delivered when it is delivered by hand or transmitted by fax.

14.	Counterparts. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES’ SIGNATURES below are evidence of their agreement.

Peak Resources Incorporated

/s/ Authorized Signatory	/s/ Pierre Zakarauskas
Authorized Signatory	Pierre Zakarauskas